Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

November 14, 2008	FILE NO. 64887.30
Board of Trustees
First Potomac Realty Trust
7600 Wisconsin Avenue
11th Floor
Bethesda, Maryland 20814
First Potomac Realty Trust Registration Statement on Form S-3
2,551,549 Common Shares of Beneficial Interest
Ladies and Gentlemen:
We have acted as special securities counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-3 (File No. 333-142149) (the “Registration Statement”) filed by the Company on the date hereof under the Securities Act of 1933, as amended (the “1933 Act”), with respect to the registration of the resale by the selling shareholders named under the section heading “Selling Shareholders” in the Registration Statement, as it may be amended from time to time, of 2,551,549 common shares of beneficial interest (the “Shares”) of the Company, $0.001 par value per share (the “Common Shares”), issuable, at the Company’s option, upon exchange of the 4.0% Exchangeable Senior Notes (due 2011) (the “Notes”) issued by First Potomac Realty Investment Limited Partnership (the “Partnership”), in accordance with the terms of that certain indenture, dated as of December 11, 2006 (the “Indenture”), by and among the Partnership, as issuer, the Company, as guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the 1933 Act.
In connection with the foregoing, we have examined the following:
(i)
the First Amended and Restated Declaration of Trust of the Company (the “Charter”), filed with the Department of Assessments and Taxation of the State of Maryland (“SDAT”) on September 26, 2003, as certified as of November 10, 2008 by the SDAT, and as of the date hereof by the Secretary of the Company;

(ii)	the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

Board of Trustees
First Potomac Realty Trust
November 14, 2008

(iii)
resolutions of the Board of Trustees of the Company, dated as of December 11, 2006 relating to, among other things, the preparation, execution and filing of the Registration Statement, as certified by the Secretary of the Company on the date hereof;

(iv)	a certificate of the SDAT, dated as of November 7, 2008, as to the due formation, valid existence and good standing of the Company;

(v)	a certificate executed by the Secretary of the Company as of the date hereof certifying as to certain factual matters (the “Secretary’s Certificate”);

(vi)
the Certificate of Limited Partnership of the Partnership and the amendments thereto, as certified by the Secretary of State of the State of Delaware as of November 7, 2008 and as certified by Secretary of the Company, as general partner of the Partnership, on the date hereof;

(vii)
the Amended and Restated Agreement of Limited Partnership of the Partnership, dated September 15, 2003, as amended (the “Partnership Agreement”), as certified by the Secretary of the Company, as general partner of the Partnership, on the date hereof; and

(viii)	the Indenture.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).
As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials without independent investigation.
Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

Board of Trustees
First Potomac Realty Trust
November 14, 2008

     1.    The Company is a Maryland real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.
     2.    The issuance of the Shares upon exchange of the Notes in accordance with the terms of the Indenture has been duly authorized and, if and when issued in accordance therewith, the Shares will be validly issued, fully paid and nonassessable.
In expressing the opinions set forth above, we have assumed that the Shares (i) will not be issued in violation of any restriction or limitation contained in the Charter, as amended or supplemented as of the date hereof, and (ii) upon issuance, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Charter.
Opinion paragraph 1 with respect to the due formation, existence and good standing of the Company is based solely on the certificate of the SDAT described in paragraph (iv) above and given as of the date thereof.
We do not purport to express an opinion on any laws other than those of the Maryland REIT Law. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.
This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we do not undertake to advise you of any change in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,
/s/ Hunton & Williams LLP

     64887.000001 EMF_US 26134844v5

     08462/03743/08560/11646